ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration No. 333-269135

Marathon Oil Corporation

$600,000,000 5.300% Senior Notes due 2029

$600,000,000 5.700% Senior Notes due 2034

Pricing Term Sheet

March 26, 2024

This supplement (this “Pricing Term Sheet”) is qualified in its entirety by reference to the preliminary prospectus supplement dated March 26, 2024 (the “Preliminary Prospectus Supplement”) supplementing the base prospectus dated January 5, 2023 (the “Base Prospectus”) included in the registration statement (File No. 333-269135) filed with the Securities and Exchange Commission (the “SEC”). The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement and Base Prospectus to the extent inconsistent with the information contained therein. Terms used but not defined in the Pricing Term Sheet will have the meanings assigned in the Preliminary Prospectus Supplement.

Issuer:	Marathon Oil Corporation

Security:	5.300% Senior Notes due 2029 (the “2029 Notes”) 5.700% Senior Notes due 2034 (the “2034 Notes”)

Ratings:(1)	Moody’s: Baa3 S&P: BBB- Fitch: BBB-

Aggregate Principal Amount:	2029 Notes: $600,000,000 2034 Notes: $600,000,000

Maturity:	2029 Notes: April 1, 2029 2034 Notes: April 1, 2034

Coupon:	2029 Notes: 5.300% 2034 Notes: 5.700%

Price to Public:	2029 Notes: 99.813% 2034 Notes: 99.969%

Yield to Maturity:	2029 Notes: 5.343% 2034 Notes: 5.704%

Spread to Benchmark Treasury:	2029 Notes: +112 bps 2034 Notes: +147 bps

Benchmark Treasury:	2029 Notes: 4.250% UST due February 28, 2029 2034 Notes: 4.000% UST due February 15, 2034

Benchmark Treasury Yield:	2029 Notes: 4.223% 2034 Notes: 4.234%

Interest Payment Dates:	2029 Notes: April 1 and October 1, commencing October 1, 2024 2034 Notes: April 1 and October 1, commencing October 1, 2024

Interest Record Dates:	2029 Notes: March 15 and September 15 2034 Notes: March 15 and September 15

Par Call Date:	2029 Notes: March 1, 2029 (the date that is one month prior to the maturity date) 2034 Notes: January 1, 2034 (the date that is three months prior to the maturity date)

Optional Redemption:

Make-Whole Call: At any time prior to the Applicable Par Call Date, at a make-whole redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) the make-whole amount determined as described in the Preliminary Prospectus Supplement, using a discount rate equal to the Treasury Rate plus (i) 20 basis points in the case of the 2029 Notes or (ii) 25 basis points in the case of the 2034 Notes, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

Par Call: At any time on or after the Applicable Par Call Date, at 100% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date.

Trade Date:	March 26, 2024

Settlement Date:	March 28, 2024, T+2

CUSIP / ISIN:	2029 Notes: 565849 AQ9 / US565849AQ98 2034 Notes: 565849 AR7 / US565849AR71

Denominations:	$1,000 and increments of $1,000 in excess thereof

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

Goldman Sachs & Co. LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Co-Managers:

CIBC World Markets Corp.

Citigroup Global Markets Inc.

PNC Capital Markets LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Barclays Capital Inc.

Fifth Third Securities, Inc.

Standard Chartered Bank

BNY Mellon Capital Markets, LLC

(1) A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus and prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC at 1-866-718-1649, Mizuho Securities USA LLC toll-free at 1-866-271-7403, MUFG Securities Americas Inc. toll-free at 1-877-649-6848 or SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.